Exhibit 23.3
VALUATORS’ CONSENT
We hereby consent to the reference to our firm under the captions “Experts,” “Managements Discussion and Analysis Results of Operations and Financial Condition — Critical Accounting Policies — Stock-Based Compensation,” “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Compensation”, “Executive Compensation — Director Compensation”, and “Note A — Summary of Significant Accounting Policies, Stock Option Plans” of the financial statements in Amendment No. 4 to the registration statement on Form S-1 of Orion Energy Systems, Inc. (Reg. No. 333-145569) for the registration of shares of its common stock (the “Registration Statement”). In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Wipfli LLP
Green Bay, Wisconsin
November 28, 2007